A Special Meeting of Shareholders of the ING Pilgrim Silver Fund (the "Fund") was held on July 21, 2000, for the purpose of:

(1) approving a new investment management agreement between the Fund and ING Pilgrim Investments, Inc. (For: 4,146,057, Against or withheld: 174,069);

(2) electing eleven (11) new Directors to hold office until the election and qualification of their successors (For: 31,134,375, Against or withheld:
2,412,105);

(3) ratifying the selection of KPMG LLP as the Fund's independent public accountant (For: 4,238,498, Against or withheld: 101,927);

(4) approving a new service and distribution plan for the Fund (For: 3,079,659, Against or withheld: 229,820); and

(5) approving amended and restated Articles of Incorporation (For: 3,247,675, Against or withheld: 202,781).

The following Directors were elected at the Special Meeting of Shareholders and are currently Directors of the Fund: Al Burton, Paul S. Doherty, Robert B. Goode, Alan L. Gosule, Walter H. May, Jock Patton, David W.C. Putnam, John R. Smith, Robert W. Stallings, John G. Turner and David W. Wallace.